Exhibit 99.1

December 1, 2006

To my Fellow Shareholders,

We recently announced our third quarter earnings for 2006. Earnings for the quarter were $1,030,000, an increase of $91,000, or 9.73% over the second quarter of this year. Furthermore, a closer look at our numbers shows that we continue to make significant progress towards increasing long term shareholder value:

•    Our non-performing assets are at the lowest level since 2004, down from $12,997,000 to $5,211,000

•    Our ratio of non-performing assets to total loans is now 1.25% vs. 2.36% at year end

•    We have reduced our dependence on high cost or “volatile” liabilities to more appropriate levels

•    We successfully refinanced the largest of our high cost borrowings

•    Our Green Ridge office is well underway

•    Deposits have grown by $40,231,000 or 10.60% this year

•    Loans have grown 1.56%

Let me expand on these items:

Non-performing assets typically are in default due to non-payments. In addition to providing no income, the collection of the principal due us is in doubt. Due to a lengthy and expensive legal process, it may take many months, or even years, to collect. This puts severe pressure on earnings.

The good news is that we have reduced these non-performing assets by $7,800,000. The $5,211,000 we currently have now is still too high, but it is much closer to industry norms, and we think, reduced to a manageable level.

Our success in reducing these problem assets will have a positive effect on our income going forward.

Another issue was a dependence on high cost, or “volatile” liabilities. Community banks typically rely on a mix of locally acquired deposits to fund their loans. Over the last several years, we relied on borrowings and certificates of deposit to fund our assets. Although this type of funding is important to banks, it needs to be managed carefully. In our case, due to the structure of these borrowings, we missed opportunities to lower funding costs in the low rate environment which existed over the past several years. As a result, our overall cost of funds was much higher than the rest of the banking industry.

However, there’s good news on this front too. We have made strides in reducing our dependence on this type of funding. This should benefit us as rates begin to return to a more normal level over the next several months. Further, in late September, we were able to refinance one of our high cost borrowings. This $16,000,000 borrowing still had several years remaining before maturity. Our refinance enabled us to reduce the cost of this advance by almost 1.00%, bringing the cost down closer to a current market-based level. This step will also have a positive effect on our earnings in future quarters.

I’d like to say a few words about what’s going on with the current rate environment. If you’ve noticed, the earning announcements of many banks across the country have mentioned declining margins, the unfavorable rate environment, and the “negatively sloped yield curve”. I don’t like to talk financial jargon in these letters, but in this case it’s important. A “negatively sloped yield curve” simply means that short-term rates are higher than long-term rates, an unusual situation. Banks typically have deposits and borrowings that are a shorter term then their loan assets, so this situation is a difficult one for banks, again, particularly community banks.

This rate environment is the reason our earnings have been slightly depressed year-over-year. Our earnings are down somewhat, which means that we’ve earned $3,000,000 through this September 30, 2006, while we earned $3,500,000 through September of last year, a decrease of $500,000. Fixing the dependence on large borrowings, that I mentioned previously, in the face of the rising rates we’ve seen over the last couple of years, caused us to be slightly more sensitive to rising rates. However, this should also make us respond quicker as rates slowly return to a more normal relationship.

In 2006, we’ve been successful in growing both deposits and loans. Since the beginning of the year, deposits are up $40,231,000, or 10.60%, and loans are up $6,266,000, or 1.56%. This growth is important in building our bank toward improved profitability.

Lastly, we are diligently working on improving our branch delivery system. If you’ve driven down Green Ridge Street recently, you’ve seen our new branch begin to take shape. We hope to have this office ready to go late first quarter of 2007. We’ve looked across the nation for ideas to make banking easy for our customers, and we think everyone will appreciate the convenience of banking at this new branch. We think branch growth is important to our success.

As you know, we also have a location in West Scranton. Over the past several months we’ve been busy trying to acquire another small adjacent lot to improve the access to the site from all directions. That goal has recently been accomplished and we’re busy getting our plans and permits finalized. Ground breaking is expected in the spring.

Enclosed with this letter is our third quarter report. We wanted to make sure that you, our loyal shareholders, know what’s happening between the lines. Thank you for your support and please give me a call if you have questions about the progress your company is making.

Sincerely,

Steve Ackmann

President & CEO

Fidelity Deposit & Discount Bank

This letter to shareholders may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  These factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.